EXHIBIT 19

PREMIER FINANCIAL CORP.

INSIDER TRADING POLICY

EXHIBIT 19

Entity:	Premier Financial Corp. & Affiliates
Policy Type:	Board
Approving Group:	Premier Financial Corp. Enterprise Risk Management Committee
Risk Category:	Corporate Governance
Responsible Officer:	Chief Legal Officer
Policy Owner:	Chief Legal Officer
Original Effective/ Implementation Date:	July 29, 2021
Most Recent Approval Date:	July 25, 2023

POLICY STATEMENT:

Premier Financial Corp. (the “Company”, which for purposes of this Policy shall include all affiliates and subsidiaries of the Company) has adopted this Insider Trading Policy to promote compliance with U.S. federal, state, and foreign securities laws that prohibit certain persons who are aware of material nonpublic information about a company from trading in securities of that company or providing material nonpublic information to other persons who may trade on the basis of that information. This Policy provides guidelines with respect to transactions in the securities of the Company and the handling of confidential information about the Company as well as other companies with which the Company does business.

WHO SHOULD READ THIS POLICY

This Policy applies to the Company’s directors, officers and employees. The restrictions that apply to directors, officers and employees also apply to their family members who reside with them, anyone else who lives in their household, and any family members who do not live in their households but whose transactions in Company securities are directed by them or are subject to their influence or control (such as parents or children who consult with them before trading in Company securities), as well as entities controlled by any of these persons. Such family members and members of the household should be made aware of this Policy. The Compliance Officer may also identify other persons (such as contractors or consultants) as being subject to this Policy because they have access to material nonpublic information concerning the Company.

Except as expressly set forth below, this Policy applies to any and all transactions in the Company’s securities, including transactions in its common stock, options, preferred stock, warrants, or other derivative securities. Transactions in Company securities include market transactions, private sales, pledges, and bona fide gifts or donations of common stock or any other Company securities.

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POLICY

It is the policy of the Company that no director, officer or other employee of the Company (or any other person designated by this Policy or by the Compliance Officer as subject to this Policy) who is aware of material nonpublic information relating to the Company may, directly, or indirectly through family members or other persons or entities:

1.
Engage in transactions in Company securities, except as otherwise specified in this Policy;
2.
Recommend that others engage in transactions in any Company securities;
3.
Disclose material nonpublic information to persons within the Company whose jobs do not require them to have that information, or outside of the Company to other persons, including, but not limited to, family, friends, business associates, investors and expert consulting firms, unless any such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company; or
4.
Assist anyone engaged in the above activities.

Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in Company securities while in possession of material nonpublic information. Persons subject to this policy must not engage in illegal trading and must avoid the appearance of improper trading. Each individual is responsible for making sure they comply with this Policy, and that any family member, household member or entity whose transactions are subject to this Policy, as discussed below, also comply with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company, the Compliance Officer, or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail under the heading “Consequences of Violations.”

A.
Definitions:

1.
An “Insider” is any director, officer or other employee of the Company or any affiliate of the Company, any family members, members of their households, entities controlled by such persons, and any additional persons or entities so identified by the Compliance Officer. This Policy applies to any person who receives material nonpublic information from any Insider. A person’s status as an Insider may continue after their service to or employment with the Company ends. If an individual is in possession of material nonpublic information when his or her service or employment terminates, that individual remains subject to this Policy until that information becomes public or is no longer material.

2.
“Designated Insiders” are directors, those officers of the Company or an affiliate designated by the Board of Directors of the Company to be Section 16 officers (subject to Section 16 of the Securities Exchange Act of 1934) and those additional officers, employees or other persons the Company considers, because of their duties, to have regular access to material information. Designated Insiders may change from time to time in the discretion of the

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Compliance Officer and will be notified of their status by receipt of notice from the Compliance Officer which may be in the form of a trading window or blackout period notice.

3.
“Family members” for purposes of this Policy may include family members who reside with them, anyone else who lives in their household, and any family members who do not live in their households but whose transactions in Company securities are directed by them or are subject to their influence or control (such as parents or children who consult with them before trading in Company securities). Directors, officers and employees are responsible for making sure that they and any of the preceding persons or entities comply with this Policy.

4.
“Material Information” is any information about the Company that a reasonable investor would consider important in making an investment decision to buy, hold, or sell the Company's securities. If an investor would want to buy, hold, or sell securities based in part on the information, the information should be considered material. In simple terms, material information is any type of information that could reasonably be expected to affect the price of Company securities. Whether information is material or not will often be determined with the benefit of 20/20 hindsight and you must be particularly aware of information that “could be” considered material after the fact. Either positive or negative information may be material. Material information is not limited to historical facts but may also include projections and forecasts. While it is not possible to identify all information that would be deemed “material,” the following types of information ordinarily would be considered material:

•
financial performance, especially quarterly and year-end earnings;
•
significant changes in financial performance outlook or liquidity of the Company as a whole or of a reporting segment of the Company's business;
•
Company projections that significantly differ from external expectations;
•
potential mergers and acquisitions or the sale of significant Company assets or subsidiaries;
•
significant write-downs in assets or increases in reserves;
•
stock splits, public or private securities/debt offerings or changes in Company dividend policies or amounts;
•
extraordinary borrowings by the Company not in the ordinary course;
•
imminent or potential changes in the Company's credit rating by a rating agency;
•
approvals or denials of requests for regulatory approval by government agencies of any activity requiring such approval;
•
regulatory exam ratings or a governmental or regulatory investigation or exam that may have a material impact on the Company
•
significant changes in management;
•
actual or potential exposure to major litigation, or the resolution of such litigation;
•
possible proxy contests;

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•
analyst upgrades or downgrades of a Company security;
•
significant changes in accounting treatment, write-offs or effective tax rate;
•
a significant cybersecurity incident experienced by the Company or any other significant disruption in the Company’s operations or loss, potential loss, breach or unauthorized access of its property or assets, whether at its facility or through its information technology infrastructure experienced by the Company;
•
changes in auditors or notification that the auditor’s reports may no longer be relied upon; or
•
imposition of an event-specific or special restriction on trading in Company securities or the securities of another company or the extension or termination of such restriction.

5.
“Nonpublic information” is information that has not been widely disseminated to the general public and is not otherwise available to the general public. Information is deemed public when it has been announced by the Company and the public has had sufficient time to receive and act upon it. For purposes of this Policy, information will not be considered public until after the close of trading on the second full trading day following the Company’s public release of the information.

B.
Generally Prohibited Activities for all Insiders:

1.
Trading in Company Securities.
a.
No Insider may buy, sell or otherwise trade in Company securities while aware of material nonpublic information concerning the Company.
b.
No Insider may buy, sell or otherwise trade in Company securities during any blackout period applicable to such Insider as designated by the Compliance Officer.

2.
Tipping. Providing material nonpublic information to another person who may trade or advise others to trade on the basis of that information is known as “tipping” and is illegal. Therefore, no Insider may “tip” or provide material nonpublic information concerning the Company to any person (including family members) where such information may be used by such person to their profit by trading in the securities of the Company.

3.
Giving Trading Advice. No Insider may give trading advice of any kind about the Company to anyone, whether or not such Insider is aware of material nonpublic information about the Company, except that Insiders should advise other Insiders not to trade if such trading might violate the law or this Policy.

4.
Confidentiality of Nonpublic Information. Nonpublic information relating to the Company is the property of the Company and the unauthorized disclosure of such information is strictly forbidden. No Insider shall disclose nonpublic information to persons within the Company whose jobs do not require them to have that information, or outside of the Company to other persons, including, but not limited to, family, friends, business associates, investors, and expert consulting firms, unless any such disclosure is made in compliance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company.

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5.
Engaging in Short Sales. No Insider may engage in short sales of Company securities. A short sale is the sale of a security that the seller does not own at the time of the trade.

6.
Engaging in Short-Term (Short-Swing) Trading. No Insider who purchases Company securities in the open market may sell any Company securities of the same class during the six months following the purchase. No insider who sells Company securities in the open market may purchase any Company securities of the same class during the six months following the sale.

7.
Engaging in Derivative Transactions. No Insider may engage in transactions in puts, calls or other derivative instruments that relate to or involve Company securities. Such transactions are, in effect, bets on short-term movements in the Company’s stock price and therefore create the appearance that the transaction is based on nonpublic information.

8.
Hedging. No Insider may engage in hedging transactions involving Company securities, including forward sale or purchase contracts, equity swaps, collars or exchange funds. Such transactions are speculative in nature and therefore create the appearance that the transaction is based on nonpublic information.

9.
Trading on Margin or Pledging. No Insider may hold Company securities in a margin account or pledge (or hypothecate) Company securities as collateral for a loan. Margin sales or foreclosure sales may occur at a time when the Insider is aware of material nonpublic information or otherwise is not permitted to trade in Company securities.

10.
Placing Standing or Limit Orders. No Insider may place standing or limit orders on Company securities other than for very brief periods of time. A standing order to sell or purchase at a specified price leaves individuals without control over the timing of the transaction. A standing order may be executed by a broker when the Insider is aware of material nonpublic information.

11.
Trading in Securities of Other Companies. No Insider may, while in possession of material nonpublic information about any other public company gained in the course of employment with the Company, (a) trade in the securities of the other public company, (b) “tip” or disclose such material nonpublic information concerning that company to anyone, or (c) give trading advice of any kind to anyone concerning the other public company.

C.
Additional Prohibited Activities for Designated Insiders

The Company has established additional procedures in order to assist the Company in the administration of this Policy, to facilitate compliance with laws prohibiting insider trading while in possession of material nonpublic information, and to avoid the appearance of any impropriety. These additional procedures are applicable only to those Designated Insiders.

1.
No Designated Insider may trade in Company securities outside of a Company Trading Window described in Section III.D.

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2.
No Designated Insider may trade in Company securities unless the trade(s) has been pre-cleared by the Compliance Officer as described in Section III.E.

D.
Trading Windows and Blackout Periods

The Company may from time to time establish a restricted period, or blackout period, during which trading in Company securities is prohibited by Designated Insiders due to the availability, or the possible appearance of the availability, of material nonpublic information to such persons. To protect against potential insider trading based on access to any material nonpublic information, Designated Insiders are prohibited from engaging in any transactions involving Company securities, except during specified periods (“trading windows”) following the announcement of the Company’s quarterly or annual earnings. Each quarter, the trading window will begin on the first trading day that is two full trading days following the public release of the Company's quarterly earnings. The trading window will close on the calendar day that is 15 days before the end of each quarter. The Company may close a trading window at any time.

Notwithstanding the preceding, any Designated Insider who is aware of material nonpublic information concerning the Company may not trade in Company Securities even during a trading window until after the close of trading on the second full trading day following the Company’s public release.

Designated Insiders in special blackout periods may be notified that they should not trade in Company securities without being provided the reason for the restriction. No Insiders identified by the Compliance Officer as being subject to a special blackout period may trade in Company Securities during such special blackout period. The Compliance Officer may, following consultation with the Chief Financial Officer or Chief Executive Officer, declare such special blackout periods from time-to-time as conditions warrant. Special blackout periods may not be announced to the Company, and should not be communicated to any other person. No Insider, whether or not subject to a special blackout period, may disclose to any outside third party that a special blackout period has been designated.

E.
Pre-Clearance Procedures

Designated Insiders may not engage in any transaction in Company securities without first obtaining pre-clearance of the transaction from the Compliance Officer or her designee. A request for pre-clearance should be submitted to the Compliance Officer at least two business days in advance of the proposed transaction. The Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction. If a person seeks pre-clearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in Company securities, and should not inform any other person of the restriction.

The requestor should carefully consider whether he or she may be aware of any material nonpublic information about the Company. The requestor is expected to verify in writing (email being an acceptable means) to the Compliance Officer that the requestor is not in possession of any material nonpublic information and that they have not conducted any “opposite-way” transactions in the preceding six months. The requestor should be prepared, if necessary, to file

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a Form 4 or Form 5 for the proposed transaction and to comply with Rule 144 under the Securities Act of 1933, as amended, and file a Form 144 at the time of any sale.

All trades approved under this section must be completed within three business days of the approval. However, if the Insider comes into possession of material nonpublic information before trading within that three day period, the Insider may not complete the trade. Trades not exercised within the three day period require new pre-clearance from the Compliance Officer.

The Compliance Officer may not trade in Company securities unless the trade(s) has been pre-cleared by the Chief Executive Officer or Chief Financial Officer using the same procedures described in this Section III. B.

F.
Exceptions

This Policy does not apply to the following transactions:

1.
Stock Option Exercises. This Policy’s trading restrictions generally do not apply to the exercise of an employee stock option acquired pursuant to the Company’s plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. The trading restrictions do apply, however, to any sale of the underlying stock or to a cashless exercise of the option through a broker, as this entails selling a portion of the underlying stock to cover the costs of exercise.

2.
Restricted or Performance Stock Awards/Units. This Policy’s trading restrictions do not apply to the vesting of restricted or performance stock awards or stock units, or the exercise of a right to have the Company withhold shares to satisfy the tax withholding consequences of vesting. The Policy would apply to market sales of any shares received.

3.
Employee Share Purchase Plan. This Policy’s trading restrictions do not apply to periodic purchases under the Company’s Employee Share Purchase Plan (the “ESPP”). However, this Policy and its trading instructions do apply to an initial decision to participate in the ESPP, a decision to cease participating in the ESPP, or a decision to change the level of contribution to the ESPP. This Policy also applies to any sales of shares purchased under the ESPP.

4.
401(k) Plan. While no new investments in Company securities are permitted in the Company’s 401(k) Plan, this Policy’s trading restrictions do apply to Company securities previously acquired in the Company’s 401(k) Plan and any transfers out of a Company stock fund (including in connection with a plan loan).

5.
Dividend Reinvestment Plan. This Policy’s trading restrictions do not apply to purchases of Company securities pursuant to the Company’s dividend reinvestment plan. This Policy does apply, however, to an election to participate in the plan.

6.
Transactions Made Pursuant to an Approved 10b5-1 Plan. Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, provides a defense from insider trading liability. Transactions that comply with a valid Rule 10b5-1 plan are permitted under this Policy. To comply, the Rule 10b5-1 plan must be approved by the Compliance Officer, meet the

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requirements of Rule 10b5-1, and must be in accordance with the Company’s “Guidelines for Rule 10b5-1 Plans” attached to this Policy. In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of any material nonpublic information. The plan must specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party. Once the plan is adopted, the person must not exercise any influence over any securities transactions effected pursuant to the plan, including the amount of securities to be traded or the price or timing of any trade. The plan must include a cooling-off period before trading can commence and certain representations by directors and officers of the Company. Overlapping Rule 10b5-1 plans are prohibited (subject to certain exceptions). The Compliance Officer may establish additional specific requirements for 10b5-1 plans to ensure compliance with applicable Securities Exchange Act rules.

G.
Consequences of Violations – Potential Penalties and Sanctions

The purchase or sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then engage in transactions in the Company’s securities, is prohibited by federal and state laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys and state enforcement authorities, as well as enforcement authorities in foreign jurisdictions. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel. The SEC routinely investigates transactions by insiders in their company’s or business partners’ securities and you should assume that any transactions you make that precede the Company’s announcement of a material event will be investigated. Any violation of federal law or our Policy, or even an investigation which does not result in prosecution, could tarnish a person’s reputation and irreparably damage careers.

1.
Civil and Criminal Penalties. The consequences of prohibited insider trading or tipping can be severe. Persons violating insider trading or tipping rules may be required to disgorge the profit made or the loss avoided by the trading, pay the loss suffered by the person who purchased securities from or sold securities to the Insider or tippee, pay significant monetary civil and/or criminal penalties, and possibly imprisoned. The Company in such circumstances may also be required to pay civil or criminal penalties.

2.
Company Discipline. Insiders who violate this Policy may be subject to disciplinary action by the Company up to and including termination, whether or not the employee’s failure to comply results in a violation of law.

3.
Reporting Violations. Any Insider who violates this Policy or any federal or state law governing insider trading or tipping, or knows of any such violation by any other Insider, must report the violation immediately to the Compliance Officer.

H.
Administration

The Company’s Chief Legal Officer will serve as the Compliance Officer for this Policy. In her absence or if she is unavailable to act, the Chief Financial Officer or another employee

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designated by the Compliance Officer will serve as the Compliance Officer. The Compliance Officer is responsible for administering and enforcing the Policy, responding to inquiries about the Policy, pre-clearing trading activities as described in this Policy, and notifying Insiders of quarterly and special blackout periods as applicable.

I.
Certification

All persons subject to this Policy must certify their understanding of, and intent to comply with, this Policy.

RELATED REFERENCES:

Procedures Related to Policy:	Stock Plan Administration Procedures
Cross-Referenced Policies:	NA
Regulation/Statute Related to Policy:	Securities Exchange Act; Rule 10b5-1
Training Related to Policy:

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Guidelines for Rule 10b5-1 Plans

Rule 10b5-1 under the Securities Exchange Act of 1934 (the “Exchange Act”) provides a defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a person subject to this Insider Trading Policy must enter into a Rule 10b5-1 plan for transactions in Company securities that meet certain conditions specified in Rule 10b5-1 (a “Rule 10b5-1 Plan” or “plan”). If the Rule 10b5-1 Plan meets the requirements of Rule 10b5-1, transactions in Company securities may occur without regard to certain insider trading restrictions. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded, or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party.

As specified in the Company’s Insider Trading Policy, a Rule 10b5-1 Plan must be approved by the Compliance Officer and meet the requirements of Rule 10b5-1 and these guidelines. Any Rule 10b5-1 Plan must be submitted for approval at least five days prior to the entry into the Rule 10b5-1 Plan. No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required.

The following guidelines apply to all Rule 10b5-1 Plans:

1.
You may not enter into, modify or terminate a trading program during a blackout period or otherwise while you are aware of material nonpublic information.

2.
All Rule 10b5-1 Plans must have a duration of at least six months and no more than two years.

3.
For officers and directors, no transaction may take place under a Rule 10b5-1 Plan until the later of (a) 90 days after adoption or modification or the Rule 10b5-1 Plan or (b) two business days following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the fiscal quarter (the Company’s fourth fiscal quarter in the case of a Form 10-K) in which the Rule 10b5-1 Plan was adopted or modified (but in any event, the cooling-off period is subject to a maximum of 120 days after adoption of the plan).

4.
For persons other than officers and directors, no transaction may take place under a Rule 10b5-1 Plan until 30 days following the adoption or modification of such plan.

5.
Subject to certain limited exceptions specified in Rule 10b5-1, you may not enter into more than one Rule 10b5-1 Plan at the same time.

6.
Subject to certain limited exceptions specified in Rule 10b5-1, you are limited to only one Rule 10b5-1 Plan designed to effect an open market purchase or sale of the total amount of securities subject to the Rule 10b5-1 Plan as a single transaction in any 12-month period.

7.
You must act in good faith with respect to a Rule 10b5-1 Plan. A Rule 10b5-1 Plan cannot be entered into as part of a plan or scheme to evade the prohibition of Rule 10b-5. Therefore, although modifications to an existing Rule 10b5-1 Plan are not prohibited, a Rule 10b5-1 Plan should be adopted with the intention that it will not be amended or terminated prior to its expiration.

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8.
Officers and directors must include a representation to the Company at the time of adoption or modification of a Rule 10b5-1 Plan that (i) the person is not aware of material nonpublic information about the Company or Company securities and (ii) the person is adopting the plan in good faith and not as part of plan or scheme to evade the prohibitions of Rule 10b5-1.

9.
You may not enter into any other transaction in Company securities covered by the Insider Trading Policy while the Rule 10b5-1 Plan is in effect.

The Company and the Company’s officers and directors must make certain disclosures in SEC filings concerning Rule 10b5-1 Plans. Officers and directors of the Company must undertake to provide any information requested by the Company regarding Rule 10b5-1 Plans for the purpose of providing the required disclosures or any other disclosures that the Company deems to be appropriate under the circumstances

Each director, officer and other Section 16 insider understands that the approval or adoption of a pre-planned selling program in no way reduces or eliminates such person’s obligations under Section 16 of the Exchange Act, including such person’s disclosure and short-swing trading liabilities thereunder. If any questions arise, such person should consult with their own counsel in implementing a Rule 10b5-1 Plan.